OPAL LAWYERS
蓝钰法律事务所

Date: March 15, 2023

To: **CytoMed Therapeutics Limited**
1 Commonwealth Lane,
#08-22, One Commonwealth
Singapore 149544

Attn: Board of Directors

Dear Sirs,

CYTOMED THERAPEUTICS LIMITED (THE "COMPANY") – REGISTRATION STATEMENT ON FORM F-1, AS AMENDED, OF THE COMPANY

1 INTRODUCTION

1.1 We are a law firm practising Singapore law.

1.2 We have been requested the Company to conduct legal due diligence and issue a legal opinion on the validity of the Offer Shares and Option Shares (as defined below) being issued by the Company for the Offering (as defined below).

1.3 We refer to the Registration Statement on Form F-1, including all amendments or supplements thereto (Registration Statement No. 333-268456) initially filed with the Securities and Exchange Commission (the "**SEC**") in connection with the registration under the Securities Act of 1933, as amended (the "**Securities Act**") on November 18, 2022 (the "**Registration Statement**"), of: (i) up to 2,412,369 ordinary shares in the Company ("**Ordinary Shares**") for sale to the public by the Company (the "**Offer Shares**"), and (ii) up to 361,855 Ordinary Shares which may be purchased by the Underwriter (as defined below) pursuant to an option to purchase additional Ordinary Shares granted by the Company (the "**Option Shares**"), pursuant to the Draft Underwriting Agreement (as defined below) (the foregoing offering of shares, collectively the "**Offering**").

1.4 This opinion is to be governed by and construed in accordance with the laws of the Republic of Singapore. We are not obliged to update this opinion to reflect any legal or legislative developments, or other changes to law or fact, nor are we obliged to notify the addressee(s) of this opinion of any subsequent changes or modifications to the law and regulations, or to the administrative interpretations thereof, arising after the date of this opinion. We have taken instructions solely from the Company and this opinion is being rendered solely to the Company in connection with the filing of the Registration Statement.

2 DOCUMENTS EXAMINED

2.1 For the purpose of this opinion, we have examined and relied upon copies of the following documents:

(i) The draft form of underwriting agreement (the "**Draft Underwriting Agreement**") received by us on January 25, 2023 to be entered into between the Company and The Benchmark Company, LLC (the "**Underwriter**");

(ii) a copy of the Registration Statement on Form F-1, including all amendments or supplements thereto, initially filed on November 18, 2022 (Registration Statement No. 333-268456);

(iii) a copy of the Certificate of Incorporation of the Company dated January 30, 2023 issued by the Accounting and Corporate Regulatory Authority of Singapore ("**ACRA**");

(iv) a copy of the Constitution of the Company dated January 19, 2023;

(v) a copy of the resolution in writing of the board of directors of the Company (the "**Board**" or "**Directors**") dated January 18, 2023 (the "**Board Resolutions**"); and

(vi) such other documents as we have considered necessary or desirable to examine in order that we may render this opinion (collectively, the "**Documents**").

2.2 Save as expressly provided in paragraph 5 of this legal opinion, we express no opinion whatsoever with respect to any agreement or document described in paragraph 2 of this legal opinion.

3 <u>ASSUMPTIONS</u>

3.1 For the purpose of the opinions expressed herein, we have assumed:

(i) the correctness of all facts stated in all documents submitted to us;

(ii) the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

(iii) that the copies of the Constitution of the Company, and its Certificate of Incorporation are true, complete and up-to-date copies;

(iv) that the minute book and statutory registers of the subsidiaries of the Company submitted to us for examination are true and complete, and the resolutions from the general meeting of shareholders and board of directors of the Company and each of its subsidiaries in Singapore, including the Board Resolutions, have not been revoked, terminated, amended, declared or would have been declared null and void and remain in full force and effect and that no other resolution or action has been taken which could affect the validity of the board resolutions or the shareholders' resolutions;

(v) that there are no provisions of the laws of any jurisdiction (other than the Republic of Singapore) which may be contravened by the execution or delivery of the Documents and that, insofar as any obligation expressed to be incurred or performed under the Documents fails to be performed in or is otherwise subject to the laws of any jurisdiction other than the Republic of Singapore, its performance will not be illegal by virtue of the laws of that jurisdiction;

(vi) that all consents, approvals, authorisations, licences, exemptions or orders required from any governmental body or agency in jurisdictions other than the Republic of Singapore and all other requirements for the legality, validity and enforceability of each of the Documents in jurisdictions other than the Republic of Singapore have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

(vii) that the execution and delivery by the Company and the performance of their obligations under the Documents to which it is a party do not contravene any provision of the laws of any jurisdiction (other than the Republic of Singapore) to which the Company or any of their assets are subject and no consent, approval, authorisation or order of or qualification with any governmental body or agency outside the Republic of Singapore is required for the performance by the Company of its obligations under the transaction documents to which it is a party;

(viii) that the Offer Shares will be duly offered, sold and delivered in accordance with the terms of the Draft Underwriting Agreement and the final Registration Statement;

(ix) that the information disclosed by the electronic composite litigation searches and company winding-up searches made on the Cause Book Search of the Singapore Judiciary's Integrated Electronic Litigation System for the period from 2020 to March 15, 2023 (the "**Court Searches**") is true, complete and accurate, and that such information has not since then been materially altered, and that the Court Searches did not fail to disclose any material information which has been delivered for filing but was not disclosed at the time of the Court Searches;

(x) that the information disclosed by the searches made on March 15, 2023 (the "**ACRA Searches**") with ACRA in Singapore on the Company is true, complete and accurate, and that such information has not since then been materially altered, and that the ACRA Searches did not fail to disclose any material information which has been delivered for filing but did not appear on the public records at the time of the ACRA Searches;

(xi) that where a document has been submitted to us in draft form, it will be executed in the form of that draft; and

(xii) the Board, as the case may be, such person(s) as authorised by the Board shall resolve to approve the allotment and issue of such number of Option Shares to be sold to the Underwriter under the Draft Underwriting Agreement at the offering price at which such Option Shares will be offered.

3.2 The making of the above assumptions does not imply that we have made any enquiry to verify any assumption (other than as expressly stated in this opinion). No assumption specified above is limited by reference to any other assumption.

4 OPINION

4.1 Based on and subject to the foregoing and subject to the qualifications set forth below, we are of the opinion that:

(i) the Company has been duly incorporated and is validly existing as a company under the laws of the Republic of Singapore; and

(ii) the Offer Shares and Option Shares to be issued under the finalised Draft Underwriting Agreement will have been duly authorised by the Company for issuance and subscription in accordance with the provisions of the finalised Draft Underwriting Agreement and, when issued and delivered by the Company pursuant to the provisions of the finalised Draft Underwriting Agreement against payment of the full consideration payable for such Offer Shares and Option Shares, will be validly issued, fully paid and non-assessable.

4.2 For the purposes of this opinion, we have assumed that the term "non-assessable" in relation to the Offer Shares and Option Shares means under Singapore law that holders of such shares, having fully paid up all amounts due on such shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such shares.

4.3 This opinion relates only to the laws of general application of the Republic of Singapore as published at the date hereof and as currently applied by the courts of the Republic of Singapore, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore. In respect of the Registration Statement, we have assumed due compliance with all matters concerning the laws

of all other jurisdictions other than the Republic of Singapore. With respect to matters of fact material to this opinion, we have relied on the responsible officers of the Company.

5 QUALIFICATIONS

5.1 Our opinion is subject to the following qualifications:

(i) we have not investigated or verified the accuracy of the facts and information, or the reasonableness of any assumptions, statements of opinion or intention, contained in the documents referred to in paragraph 2 above, and have not attempted to determine whether any material fact has been omitted from such documents;

(ii) we have relied on electronic searches of the publicly available records of ACRA, the Supreme Court of Singapore and the State Courts of Singapore and the records disclosed by such searches may not be complete or up-to-date;

(iii) our advice is strictly limited to matters stated in this opinion and is not to be construed as extending by implication to all the documents listed in paragraph 2 above, or to any other matter or document in connection with, or referred to, in such document;

(iv) we are not responsible for investigating or verifying the accuracy or completeness of any facts, we do not express any opinions as to any matters of fact generally, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Documents. In addition, we are not responsible for investigating or verifying that no material facts have been omitted from the Documents;

(v) we express no opinion as to the validity, binding effect or enforceability of any provision incorporated into the transaction documents by reference to a law other than that of the Republic of Singapore, or as to the availability in Singapore of remedies which are available in other jurisdictions; and

(vi) this opinion is given on the basis that there will be no amendment to or termination or replacement of the documents, authorisation and approvals referred to in paragraph 2 of this opinion and on the basis of the laws of the Republic of Singapore in force as at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of the Republic of Singapore after the date of this opinion that may later, affect or modify the opinion expressed herein.

5.2 We hold ourselves out as only having legal expertise and our statements in this letter are made only to the extent that a law firm practising Singapore law in the Republic of Singapore, having our role in connection with the Offering, would reasonably be expected to have become aware of relevant facts and/or to have identified the implications of those facts.

5.3 Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Offering or otherwise including, but without limitation, any other document signed in connection with the Offering. Subject to the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

5.4 This opinion is given only for the benefit of the person to whom it is addressed, subject to the condition that such person accepts and acknowledges that this opinion may not be appropriate or sufficient for such person(s)' purposes, and is strictly limited to the matters stated in this opinion and is not to be read as extending by implication to any other matter, or otherwise including, but without limitation, any other matter signed in connection with the Offering. Further,

save for the use of this opinion as an exhibit to the Registration Statement, this opinion is not to be transmitted or disclosed to, or relied upon by, any other person, nor is it to be used or relied upon for any other purpose, or quoted or referred to in any public document or filed with any governmental or other authorities, without our prior written consent, unless the person to whom it is addressed is required to do so by law, regulation or any governmental or regulatory authority or to produce a copy in court or arbitration proceedings relating to the Offering. For the avoidance of doubt, a copy of this letter may be included in the closing set memorialising the Offering.

Yours faithfully,

Opal Lawyers

Opal Lawyers LLC